                                                                    EXHIBIT 13.2

ITEM 1. FINANCIAL STATEMENTS

                         FLORIDA PROGRESS CORPORATION
                       CONSOLIDATED FINANCIAL STATEMENTS

FLORIDA PROGRESS CORPORATION
Consolidated Statements of Income
(Dollars in millions, except per share amounts)

                                                               Three Months Ended           Nine Months Ended
                                                                  September 30,               September 30,
                                                                2000         1999           2000         1999
                                                             ----------   ----------     ----------   ----------
                                                                   (Unaudited)                 (Unaudited)
REVENUES:
   Electric utility                                          $    914.5   $    794.9     $  2,237.8   $  2,037.3
   Diversified                                                    399.4        312.4        1,119.7        866.7
                                                             ----------   ----------     ----------   ----------

                                                                1,313.9      1,107.3        3,357.5      2,904.0
                                                             ----------   ----------     ----------   ----------
EXPENSES:
   Electric utility:
     Fuel                                                         213.2        191.5          501.4        448.7
     Purchased power                                              166.3        106.7          389.7        305.4
     Energy conservation costs                                     20.0         25.4           50.0         61.9
     Operation and maintenance                                     98.7        108.0          308.2        325.9
     Depreciation and amortization                                135.5         86.8          313.3        260.8
     Taxes other than income taxes                                 59.4         56.9          165.3        159.9
                                                             ----------   ----------     ----------   ----------

                                                                  693.1        575.3        1,727.9      1,562.6
                                                             ----------   ----------     ----------   ----------
   Diversified:
     Cost of sales                                                389.1        273.6        1,070.7        768.4
     Loss related to life insurance subsidiary                     12.8           --           12.8           --
     Other                                                         21.8         30.3           63.7         60.7
                                                             ----------   ----------     ----------   ----------

                                                                  423.7        303.9        1,147.2        829.1
                                                             ----------   ----------     ----------   ----------

INCOME FROM OPERATIONS                                            197.1        228.1          482.4        512.3
                                                             ----------   ----------     ----------   ----------

INTEREST EXPENSE AND OTHER:
   Interest expense                                                46.1         42.3          139.5        131.2
   Allowance for funds used during construction                    (1.1)         (.4)          (3.0)        (6.7)
   Distributions on company obligated mandatorily
      redeemable preferred securities                               5.3          5.3           16.0          9.9
   Other expense / (income), net                                   (4.8)        (7.5)          (8.4)       (10.8)
                                                             ----------   ----------     ----------   ----------

                                                                   45.5         39.7          144.1        123.6
                                                             ----------   ----------     ----------   ----------

INCOME BEFORE INCOME TAXES                                        151.6        188.4          338.3        388.7
     Income taxes                                                   1.3         51.1            1.6        107.2
                                                             ----------   ----------     ----------   ----------

NET INCOME                                                   $    150.3   $    137.3     $    336.7   $    281.5
                                                             ==========   ==========     ==========   ==========

AVERAGE SHARES OF COMMON STOCK OUTSTANDING                         98.6         98.3           98.6         97.9
                                                             ==========   ==========     ==========   ==========

EARNINGS PER AVERAGE COMMON SHARE
   (Basic and Diluted):                                      $     1.53   $     1.40     $     3.42   $     2.87
                                                             ==========   ==========     ==========   ==========

DIVIDENDS PER COMMON SHARE                                   $     .555   $     .545     $    1.665   $    1.635
                                                             ==========   ==========     ==========   ==========


The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Balance Sheets
(Dollars in millions)

                                                                   September 30,    December 31,
                                                                        2000            1999
                                                                   -------------    ------------
                                                                    (Unaudited)
ASSETS

PROPERTY, PLANT AND EQUIPMENT:
   Electric utility plant in service and held for future use       $     6,868.6    $    6,784.8
   Less - Accumulated depreciation                                       3,095.2         2,923.8
          Accumulated decommissioning for nuclear plant                    313.6           285.0
          Accumulated dismantlement for fossil plants                      134.0           132.5
                                                                   -------------    ------------

                                                                         3,325.8         3,443.5
   Construction work in progress                                           194.3           139.7
   Nuclear fuel, net of amortization of $417.5
     in 2000 and $401.0 in 1999                                             45.7            68.7
                                                                   -------------    ------------

       Net electric utility plant                                        3,565.8         3,651.9

   Other property, at cost, net of depreciation of $314.1
     in 2000 and $275.0 in 1999                                            709.9           703.4
                                                                   -------------    ------------

                                                                         4,275.7         4,355.3
                                                                   -------------    ------------

CURRENT ASSETS:
   Cash and equivalents                                                      4.0             9.6
   Accounts receivable, less allowance for doubtful accounts of
     $6.9 in 2000 and $5.8 in 1999                                         559.6           420.6
   Inventories, primarily at average cost:
     Fuel                                                                   77.7            76.4
     Utility materials and supplies                                         96.7            90.8
     Diversified operations                                                264.3           209.3
   Underrecovered utility fuel costs                                        70.9              --
   Deferred income taxes                                                    14.8            41.3
   Prepayments and other                                                   169.2           113.7
                                                                   -------------    ------------

                                                                         1,257.2           961.7
                                                                   -------------    ------------

DEFERRED CHARGES AND OTHER ASSETS:
   Costs deferred pursuant to regulation:
     Deferred purchased power contract termination costs                   232.2           297.8
     Other                                                                  76.1            94.0
   Investments in nuclear plant decommissioning fund                       409.5           377.2
   Goodwill                                                                243.8           171.1
   Joint ventures and partnerships                                          88.8            66.2
   Other                                                                   262.8           204.9
                                                                   -------------    ------------

                                                                         1,313.2         1,211.2
                                                                   -------------    ------------

                                                                   $     6,846.1    $    6,528.2
                                                                   =============    ============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Balance Sheets
(Dollars in millions)

                                                                                    September 30,   December 31,
                                                                                         2000           1999
                                                                                    -------------   ------------
                                                                                      (Unaudited)
CAPITAL AND LIABILITIES

COMMON STOCK EQUITY:
   Common stock                                                                     $     1,274.2   $    1,267.3
   Retained earnings                                                                        914.3          741.8
   Other comprehensive income                                                                 (.7)           (.4)
                                                                                    -------------   ------------
                                                                                          2,187.8        2,008.7
PREFERRED SECURITIES:
   Cumulative preferred stock of Florida Power without sinking funds                         33.5           33.5
   Company-obligated mandatorily redeemable quarterly income preferred securities (QUIPS) of a subsidiary trust holding solely Florida Progress
     guaranteed junior subordinated deferrable interest notes                               300.0          300.0

LONG-TERM DEBT                                                                            2,041.9        2,154.1
                                                                                    -------------   ------------

TOTAL CAPITAL                                                                             4,563.2        4,496.3
                                                                                    -------------   ------------

CURRENT LIABILITIES:
   Accounts payable                                                                         306.7          309.0
   Customers' deposits                                                                      107.7          105.6
   Taxes payable                                                                             76.8           10.3
   Accrued interest                                                                          58.5           77.4
   Overrecovered utility fuel costs                                                            --           31.6
   Other                                                                                    104.0          112.4
                                                                                    -------------   ------------

                                                                                            653.7          646.3
   Notes payable                                                                            332.5          153.1
   Current portion of long-term debt                                                        275.9          163.2
                                                                                    -------------   ------------

                                                                                          1,262.1          962.6
                                                                                    -------------   ------------

DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                                                    538.9          565.3
   Unamortized investment tax credits                                                        64.1           70.0
   Other postretirement benefit costs                                                       127.8          123.1
   Other                                                                                    290.0          310.9
                                                                                    -------------   ------------

                                                                                          1,020.8        1,069.3
                                                                                    -------------   ------------

                                                                                    $     6,846.1   $    6,528.2
                                                                                    =============   ============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA PROGRESS CORPORATION
Consolidated Statements of Cash Flows
(Dollars in millions)

                                                                                        Nine Months Ended
                                                                                           September 30,
                                                                                         2000         1999
                                                                                     -----------   ----------
                                                                                            (Unaudited)
OPERATING ACTIVITIES:
   Net income                                                                        $     336.7   $    281.5
   Adjustments for noncash items:
     Depreciation and amortization                                                         389.1        326.9
     Provision for loss on investment in life insurance subsidiary                          12.8           --
     Deferred income taxes and investment tax credits, net                                 (11.6)       (35.2)
   Changes in working capital, net of effects from sale or acquisition of businesses:

       Accounts receivable                                                                (138.3)       (70.9)
       Inventories                                                                         (24.5)       (82.6)
       Overrecovered/underrecovered utility fuel costs                                    (102.5)        15.5
       Accounts payable                                                                     (1.7)       (27.8)
       Taxes payable                                                                        16.0        148.7
       Prepayments and other                                                               (95.7)       (44.9)
   Other operating activities                                                              (23.2)         8.6
                                                                                     -----------   ----------

                                                                                           357.1        519.8
                                                                                     -----------   ----------
INVESTING ACTIVITIES:
   Property additions (including allowance for
     borrowed funds used during construction)                                             (254.2)      (417.2)
   Acquisition of businesses                                                               (47.0)        (8.2)
   Proceeds from sale of properties and businesses                                           4.3         27.2
   Proceeds from sale and leaseback                                                           --         47.0
   Other investing activities                                                              (21.3)       (39.3)
                                                                                     -----------   ----------

                                                                                          (318.2)      (390.5)
                                                                                     -----------   ----------
FINANCING ACTIVITIES:
   Issuance of long-term debt                                                                 --         50.0
   Repayment of long-term debt                                                             (76.7)       (68.6)
   Increase/(decrease) in commercial paper with long-term support                           16.5        (46.5)
   Issuance of company obligated mandatorily redeemable preferred securities                  --        300.0
   Sale of common stock                                                                       --         43.2
   Dividends paid on common stock                                                         (164.2)      (160.4)
   Increase/(decrease) in short-term debt                                                  179.4       (236.2)
   Other financing activities                                                                 .5         (2.0)
                                                                                     -----------   ----------

                                                                                           (44.5)      (120.5)
                                                                                     -----------   ----------

NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS                                             (5.6)         8.8
   Beginning cash and equivalents                                                            9.6          2.5
                                                                                     -----------   ----------

ENDING CASH AND EQUIVALENTS                                                          $       4.0   $     11.3
                                                                                     ===========   ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest (net of amount capitalized)                                            $     154.8   $    137.9
     Income taxes (net of refunds)                                                   $     120.0   $     86.4

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA  PROGRESS  CORPORATION
Consolidated Statements of Common Equity and Comprehensive Income (Unaudited) For the periods ended September 30, 2000 and 1999
(Dollars in millions, except per share amounts)

                                                                                                       Accumulated
                                                                                                         Other
                                                                       Common          Retained       Comprehensive
                                                      Total            Stock           Earnings          Income
                                                  --------------   -------------    -------------    ---------------
Balance, December 31, 1998                       $      1,862.0   $      1,221.1   $        640.9   $            --

Net income                                                281.5                             281.5
Common stock issued                                        46.2             46.2
Cash dividends on common stock                           (160.4)                           (160.4)
                                                  --------------   -------------    -------------    ---------------
Balance, September 30, 1999                             2,029.3          1,267.3            762.0                --
                                                  ==============   =============    =============    ===============

Balance, December 31, 1999                              2,008.7          1,267.3            741.8               (.4)

Net income                                                336.7                             336.7
Foreign currency translation adjustment                     (.3)                                                (.3)
                                                  --------------   -------------    -------------    ---------------
   Comprehensive income                                   336.4               --            336.7               (.3)
Common stock issued                                         6.9              6.9
Cash dividends on common stock                           (164.2)                           (164.2)
                                                  --------------   -------------    -------------    ---------------
Balance, September 30, 2000                      $      2,187.8   $      1,274.2   $        914.3   $           (.7)
                                                  ==============   =============    =============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

FLORIDA POWER CORPORATION
Statements of Income
(Dollars in millions)

                                                                   Three Months Ended        Nine Months Ended
                                                                     September 30,              September 30,
                                                                    2000        1999          2000         1999
                                                                 ---------    ---------    ----------    ----------
                                                                      (Unaudited)                (Unaudited)
OPERATING REVENUES:
   Residential                                                   $   468.7    $   446.9    $  1,135.0    $  1,072.5
   Commercial                                                        197.0        180.0         498.2         464.7
   Industrial                                                         55.8         54.8         160.3         155.8
   Sales for resale                                                   81.7         72.1         195.7         164.7
   Other                                                             111.3         41.1         248.6         179.6
                                                                 ---------    ---------    ----------    ----------
                                                                     914.5        794.9       2,237.8       2,037.3
                                                                 ---------    ---------    ----------    ----------

OPERATING EXPENSES:
 Operation:
   Fuel                                                              213.2        191.5         501.4         448.7
   Purchased power                                                   166.3        106.7         389.7         305.4
   Energy conservation costs                                          20.0         25.4          50.0          61.9
   Operation and maintenance                                          98.7        108.0         308.2         325.9
   Depreciation and amortization                                     135.5         86.8         313.3         260.8
   Taxes other than income taxes                                      59.4         56.9         165.3         159.9
                                                                 ---------    ---------    ----------    ----------
                                                                     693.1        575.3       1,727.9       1,562.6
                                                                 ---------    ---------    ----------    ----------
 Income taxes:
   Currently payable                                                  83.6         87.2         181.0         182.7
   Deferred, net                                                     (11.3)       (14.4)        (22.3)        (35.1)
   Investment tax credits, net                                        (2.0)        (2.0)         (5.9)         (5.9)
                                                                 ---------    ---------    ----------    ----------
                                                                      70.3         70.8         152.8         141.7
                                                                 ---------    ---------    ----------    ----------
                                                                     763.4        646.1       1,880.7       1,704.3
                                                                 ---------    ---------    ----------    ----------
INCOME FROM OPERATIONS                                               151.1        148.8         357.1         333.0
                                                                 ---------    ---------    ----------    ----------

OTHER INCOME AND DEDUCTIONS:
   Allowance for equity funds used during construction                  .6           .2           1.6           3.0
   Other income, net                                                   1.9          3.1           2.4           3.8
                                                                 ---------    ---------    ----------    ----------
                                                                       2.5          3.3           4.0           6.8
                                                                 ---------    ---------    ----------    ----------

INTEREST CHARGES
   Interest on long-term debt                                         25.1         26.5          77.1          80.1
   Other interest expense                                              6.8          4.5          19.5          13.4
                                                                 ---------    ---------    ----------    ----------
                                                                      31.9         31.0          96.6          93.5

   Allowance for borrowed funds used during construction               (.5)         (.2)         (1.4)         (3.7)
                                                                 ---------    ---------    ----------    ----------
                                                                      31.4         30.8          95.2          89.8
                                                                 ---------    ---------    ----------    ----------
NET INCOME                                                           122.2        121.3         265.9         250.0
DIVIDENDS ON PREFERRED STOCK                                            .3           .3           1.1           1.1
                                                                 ---------    ---------    ----------    ----------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                    $   121.9    $   121.0    $    264.8    $    248.9
                                                                 =========    =========    ==========    ==========

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Balance Sheets
(Dollars in millions)

                                                                          September 30,   December 3
                                                                               2000           1999
                                                                          -------------  ------------
                                                                            (Unaudited)
ASSETS

PROPERTY, PLANT AND EQUIPMENT:
   Electric utility plant in service and held for future use              $    6,868.6   $     6,784.8
   Less - Accumulated depreciation                                             3,095.2         2,923.8
          Accumulated decommissioning for nuclear plant                          313.6           285.0
          Accumulated dismantlement for fossil plants                            134.0           132.5
                                                                          ------------   -------------

                                                                               3,325.8         3,443.5
   Construction work in progress                                                 194.3           139.7
   Nuclear fuel, net of amortization of $417.5
     in 2000 and $401.0 in 1999                                                   45.7            68.7
                                                                          ------------   -------------

                                                                               3,565.8         3,651.9

   Other property, net                                                             9.3            10.0
                                                                          ------------   -------------

                                                                               3,575.1         3,661.9
                                                                          ------------   -------------
CURRENT ASSETS:
   Cash and equivalents                                                            2.2              --
   Accounts receivable, less allowance for doubtful accounts of $4.9
     in 2000 and $4.0 in 1999                                                    304.9           210.8
   Inventories, primarily at average cost:
     Fuel                                                                         77.7            76.4
     Materials and supplies                                                       96.7            90.8
   Underrecovered utility fuel costs                                              70.9              --
   Deferred income taxes                                                          14.8            41.4
   Prepayments and other                                                         127.0           101.3
                                                                          ------------   -------------

                                                                                 694.2           520.7
                                                                          ------------   -------------

DEFERRED CHARGES AND OTHER ASSETS:
   Costs deferred pursuant to regulation:
     Deferred purchased power contract termination costs                         232.2           297.8
     Other                                                                        76.1            94.0
   Investments in nuclear plant decommissioning fund                             409.5           377.2
   Other                                                                          51.4            50.9
                                                                          ------------   -------------

                                                                                 769.2           819.9
                                                                          ------------   -------------

                                                                          $    5,038.5   $     5,002.5
                                                                          ============   =============

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Balance Sheets
(Dollars in millions)

                                                                          September 30,    December 3
                                                                               2000           1999
                                                                          -------------  -------------
                                                                            (Unaudited)
CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
   Common stock                                                           $    1,004.4   $     1,004.4
   Retained earnings                                                             991.7           880.6
                                                                          ------------   -------------

                                                                               1,996.1         1,885.0
CUMULATIVE PREFERRED STOCK:
   Without sinking funds                                                          33.5            33.5

LONG-TERM DEBT                                                                 1,398.0         1,478.8
                                                                          ------------   -------------

TOTAL CAPITAL                                                                  3,427.6         3,397.3
                                                                          ------------   -------------

CURRENT LIABILITIES:
   Accounts payable                                                              147.5           152.9
   Accounts payable to associated companies                                       15.2            23.1
   Customers' deposits                                                           107.7           105.6
   Income taxes payable                                                           56.2          --
   Accrued other taxes                                                            69.6             5.8
   Accrued interest                                                               47.8            59.6
   Overrecovered utility fuel costs                                                 --            31.6
   Other                                                                          41.0            79.3
                                                                          ------------   -------------

                                                                                 485.0           457.9
   Notes payable                                                                 200.5           153.1
   Current portion of long-term debt                                              81.9            76.8
                                                                          ------------   -------------

                                                                                 767.4           687.8
                                                                          ------------   -------------

DEFERRED CREDITS AND OTHER LIABILITIES:
   Deferred income taxes                                                         467.5           509.9
   Unamortized investment tax credits                                             63.6            69.5
   Other postretirement benefit costs                                            123.7           119.4
   Other                                                                         188.7           218.6
                                                                          ------------   -------------

                                                                                 843.5           917.4
                                                                          ------------   -------------

                                                                          $    5,038.5   $     5,002.5
                                                                          ============   =============

The accompanying notes are an integral part of these financial statements.

FLORIDA POWER CORPORATION
Statements of Cash Flows
(Dollars in millions)

                                                                  Nine Months Ended
                                                                    September 30,
                                                                2000           1999
                                                            -----------    -----------
                                                                     (Unaudited)
OPERATING ACTIVITIES:
   Net income after dividends on preferred stock            $     264.8    $     248.9
   Adjustments for noncash items:
     Depreciation and amortization                                338.9          280.4
     Deferred income taxes and investment tax credits, net        (28.2)         (41.0)
   Changes in working capital:
     Accounts receivable                                          (94.1)         (85.3)
     Inventories                                                   (7.2)         (39.0)
     Overrecovered/underrecovered utility fuel costs             (102.6)          15.5
     Accounts payable                                             (13.3)          (5.6)
     Taxes payable                                                130.2          145.9
     Prepayments and other                                        (83.8)         (40.0)
   Other operating activities                                     (18.8)          13.7
                                                            -----------    -----------

                                                                  385.9          493.5
                                                            -----------    -----------

INVESTING ACTIVITIES:
   Construction expenditures                                     (186.1)        (252.6)
   Allowance for borrowed funds used during construction           (1.4)          (3.7)
   Other investing activities                                     (14.0)         (12.9)
                                                            -----------    -----------

                                                                 (201.5)        (269.2)
                                                            -----------    -----------

FINANCING ACTIVITIES:
   Repayment of long-term debt                                    (75.9)         (15.8)
   Decrease in commercial paper with long-term support               --           (6.4)
   Dividends paid on common stock                                (153.7)        (150.3)
   Increase/(decrease) in short-term debt                          47.4          (47.3)
                                                            -----------    -----------

                                                                 (182.2)        (219.8)
                                                            -----------    -----------

NET INCREASE IN CASH AND EQUIVALENTS                                2.2            4.5
   Beginning cash and equivalents                                    --             --
                                                            -----------    -----------

ENDING CASH AND EQUIVALENTS                                 $       2.2    $       4.5
                                                            ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
     Interest (net of amount capitalized)                   $     104.8    $      95.8
     Income taxes (net of refunds)                          $     117.8    $     107.6

The accompanying notes are an integral part of these financial statements.

          FLORIDA PROGRESS CORPORATION AND FLORIDA POWER CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1) Florida Progress Corporation's ("Florida Progress" or the "Company") principal business segment is its Utility segment. Florida Power Corporation ("Florida Power"), the largest subsidiary of Florida Progress, engages in the generation, purchase, transmission, distribution and sale of electricity. Florida Progress' other reportable business segments are Electric Fuels Corporation's ("Electric Fuels") Energy and Related Services, Rail Services and Inland Marine Transportation units. Financial data for business segments for the periods covered in this Form 10-Q are presented in the table below:

                                                        Energy and       Rail     Inland Marine
            (In millions)                 Utility    Related Services   Service   Transportation   Other   Eliminations Consolidated
    --------------------------------------------------------------------------------------------------------------------------------
     Three months ended
      September 30, 2000:
       Revenues                         $    914.5     $   97.7        $  250.2       $   42.8   $    7.7    $    1.0    $  1,313.9
       Intersegment revenues                    --         57.9              .2            4.3       (2.1)      (60.3)           --
       Income tax expense (benefit)           72.1        (62.9)            1.0            2.0      (10.8)        (.1)          1.3
       Segment net income (loss)             121.9         42.6              .1            3.1      (17.3)        (.1)        150.3
     Nine months ended
      September 30, 2000:
       Revenues                         $  2,237.8     $  203.7        $  775.2       $  124.3   $   13.2    $    3.3    $  3,357.5
       Intersegment revenues                    --        188.9              .5           13.8       (7.1)     (196.1)           --
       Income tax expense (benefit)          155.9       (141.7)            4.4            5.0      (21.7)        (.3)          1.6
       Segment net income (loss)             264.8         95.9             2.9            7.9      (34.3)        (.5)        336.7
       Total assets                        5,038.5        685.5           852.7          104.0      496.9      (331.5)      6,846.1
     Three months ended
      September 30, 1999:
       Revenues                         $    794.9     $   47.5        $  223.5       $   38.2   $    2.1    $    1.1    $  1,107.3
       Intersegment revenues                    --         69.1              .3            3.0        (.9)      (71.5)           --
       Income tax expense (benefit)           73.6        (20.6)            4.7            2.1       (8.4)        (.3)         51.1
       Segment net income (loss)             121.0         17.2             5.6            3.3       (9.3)        (.5)        137.3
     Nine months ended
      September 30, 1999:
       Revenues                         $  2,037.3     $  135.1        $  622.0       $  101.9   $    4.2    $    3.5    $  2,904.0
       Intersegment revenues                    --        197.2             1.3           11.1       (7.4)     (202.2)           --
       Income tax expense (benefit)          145.3        (32.3)           10.1            3.9      (19.5)        (.3)        107.2
       Segment net income (loss)             248.9         33.6            11.8            6.2      (18.5)        (.5)        281.5
       Total assets                        5,050.1        350.9           752.0          102.9      534.5      (377.4)      6,413.0

2) In November 1999, Florida Power received approval from the Florida Public Service Commission ("FPSC") to defer nonfuel revenues towards the development of a plan that would allow customers to realize the benefits earlier than if they are used to accelerate the amortization of the Tiger Bay regulatory asset. The approval required that a plan be submitted to the FPSC by August 1, 2000. On July 31, 2000, Florida Power filed a motion with the FPSC requesting a two-month extension. The plan was required to be filed by October 2, 2000. Florida Power was unable to identify a satisfactory rate initiative that might allow its ratepayers to receive these benefits sooner and, therefore, applied the deferred revenues of $44.4 million, plus accrued interest, to the amortization of the Tiger Bay regulatory asset for the month ended September 30, 2000. There was no impact to earnings.

3) FLORIDA PROGRESS OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE QUARTERLY INCOME PREFERRED SECURITIES (QUIPS) OF A SUBSIDIARY TRUST HOLDING SOLELY FLORIDA PROGRESS GUARANTEED SUBORDINATED DEFERRABLE INTEREST NOTES

   In April 1999, FPC Capital I ("the Trust"), an indirect wholly owned subsidiary of Florida Progress, issued 12 million shares of $25 par cumulative Company-obligated mandatorily redeemable preferred securities ("Preferred Securities") due 2039, with an aggregate liquidation value of $300 million and a quarterly distribution rate of 7.10%. Currently, all 12 million shares of the Preferred Securities that were issued are outstanding. Concurrent with the issuance of the Preferred Securities, the Trust issued to Florida Progress Funding Corporation ("Funding Corp.") all of the common securities of the Trust (371,135 shares), for $9.3 million. Funding Corp. is a direct wholly owned subsidiary of the Company.

   The existence of the Trust is for the sole purpose of issuing the Preferred Securities and the common securities and using the proceeds thereof to purchase from Funding Corp. its 7.10% Junior Subordinated Deferrable Interest Notes ("subordinated notes") due 2039, for a principal amount of $309.3 million. The subordinated notes and the Notes Guarantee (as discussed below) are the sole assets of the Trust. Funding Corp.'s proceeds from the sale of the subordinated notes were advanced to Progress Capital Holdings, Inc. ("PCH"), a subsidiary of Florida Progress that provides financing for Florida Progress' diversified operations, and used for general corporate purposes including the repayment of a portion of certain outstanding short-term bank loans and commercial paper.

   The Company has fully and unconditionally guaranteed the obligations of Funding Corp. under the subordinated notes (the "Notes Guarantee"). In addition, the Company has guaranteed the payment of all distributions required to be made by the Trust, but only to the extent that the Trust has funds available for such distributions ("Preferred Securities Guarantee"). The Preferred Securities Guarantee, considered together with the Notes Guarantee, constitutes a full and unconditional guarantee by the Company of the Trust's obligations under the Preferred Securities.

   The subordinated notes may be redeemed at the option of Funding Corp. beginning in 2004 at par value plus accrued interest through the redemption date. The proceeds of any redemption of the subordinated notes will be used by the Trust to redeem proportional amounts of the Preferred Securities and common securities in accordance with their terms. Upon liquidation or dissolution of Funding Corp., holders of the Preferred Securities would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends thereon to the date of payment.

4) CONTINGENCIES -

   Insurance -- Florida Progress and its subsidiaries utilize various risk management techniques to protect certain assets from risk of loss, including the purchase of insurance. Risk avoidance, risk transfer and self-insurance techniques are utilized depending on the Company's ability to assume risk, the relative cost and availability of methods for transferring risk to third parties, and the requirements of applicable regulatory bodies.

   Florida Power self-insures its transmission and distribution lines against loss due to storm damage and other natural disasters. Pursuant to a regulatory order, Florida Power is accruing $6 million annually to a storm damage reserve and may defer any losses in excess of the reserve. The reserve balances at September 30, 2000 and 1999 were $30.1 million and $28.6 million, respectively.

Under the provisions of the Price Anderson Act, which limits liability for accidents at nuclear power plants, Florida Power, as an owner of a nuclear plant, can be assessed for a portion of any third-party liability claims arising from an accident at any commercial nuclear power plant in the United States. If total third-party claims relating to a single nuclear incident exceed $200 million (the amount of currently available commercial liability insurance), Florida Power could be assessed up to $88.1 million per incident, with a maximum assessment of $10 million per year.

Florida Power also maintains nuclear property damage insurance and decontamination and decommissioning liability insurance. Effective October 1, 1999, the total limit purchased for this type of insurance was reduced from $2.1 billion to $1.6 billion. The reduction was based on a review of the potential property damage exposure, the legal minimum required to be carried, and the amount of insurance being purchased by other owners of single unit nuclear sites. The full amount of insurance is purchased from Nuclear Electric Insurance Ltd. ("NEIL"). Florida Power is self-insured for any losses that are in excess of this coverage. Under the terms of the NEIL policy, Florida Power could be assessed up to a maximum of $8.7 million in any policy year if losses in excess of NEIL's available surplus are incurred.

Florida Power has never been assessed under these nuclear indemnities or insurance policies.

Contaminated Site Cleanup -- The Company is subject to regulation with respect to the environmental impact of its operations. The Company's disposal of hazardous waste through third-party vendors or through a release of hazardous materials to the environment can result in costs to clean up facilities found to be contaminated. Federal and state statutes authorize governmental agencies to compel responsible parties to pay for cleanup of these hazardous waste sites.


Florida Power and former subsidiaries of the Company, whose properties were sold in prior years, have been identified by the U.S. Environmental Protection Agency ("EPA") as Potentially Responsible Parties ("PRPs") at certain sites. Liability for the cleanup of costs at these sites is joint and several.

One of the sites that Florida Power previously owned and operated is located in Sanford, Florida. There are five parties, including Florida Power, that have been identified as PRPs at the Sanford site. A Participation Agreement was signed, and subsequently amended, among the PRPs of the Sanford site to allocate $1.9 million to perform a Remedial Investigation, Baseline Risk Assessment and Feasibility Study ("RI/FS") for phases one and two of the cleanup. Florida Power is liable for approximately 40% of the costs for the RI/FS as agreed to in the Participation Agreement. In March 2000, the EPA selected a "preferred" remedy for the cleanup of the contaminated soils at the site, which was documented in a Record of Decision on July 5, 2000.

Cleanup will be addressed in three phases for project management purposes. A second participation agreement was negotiated in late summer 2000 that defined and allocated Remedial Design and Remedial Action costs among the participants for all three phases of the cleanup. Florida Power's future cost share allocation is approximately 43%. The discussions and resolution of liability for cleanup costs could cause Florida Power to increase the estimate of its liability for those costs. The range of any additional costs are not expected to have a material effect on Florida Progress' or Florida Power's financial position, results of operations or liquidity.

In December 1998, the EPA conducted an Expanded Site Inspection at a former Florida Power plant site near Inglis, Florida. Soil and groundwater samples were obtained from the Florida Power property, as well as sediment samples from the adjacent Withlacoochee River. A final copy of the report, along with a Request for Information under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA" or "Superfund") was received in December 1999. Upon review of Florida Power's reply and further testing at the site, the EPA's conclusions may change the current hazard ranking and ultimately result in the Inglis site being placed on the National Priorities List ("NPL"). If this property is placed on the NPL, then the EPA could conduct remediation actions at the site and seek repayment of those costs as well as investigative costs from any PRPs. Past costs currently exceed $3.5 million with Florida Power identified as the only major viable business associated with this site. In June 2000, Florida Power received confirmation that the EPA intends to issue a Consent Order, which would require Florida Power to enter into an agreement to conduct an RI/FS on the property. After the EPA has reviewed the findings associated with the Expanded Site Investigation conducted in December 1998, and some additional sediment sampling in the Withlacoochee River that it will conduct in the fourth quarter of 2000, negotiations with respect to Florida Power's participation will take place late in the fourth quarter of 2000. The results of such sampling could expand the scope, and thus the cost, of any required cleanup.

In addition to these designated sites, there are other sites where Florida Progress may be responsible for additional environmental cleanup. Florida Progress estimates that its share of liability for cleaning up all designated sites ranges from $9 million to $13 million. It has accrued $9 million against these potential costs. There can be no assurance that the Company's estimates will not change in the future.

Age Discrimination Suit -- Florida Power and Florida Progress have been named defendants in an age discrimination lawsuit. The number of plaintiffs remains at 116, but four of those plaintiffs have had their federal claims dismissed and 74 others have had their state age claims dismissed. While no dollar amount was requested, each plaintiff seeks back pay, reinstatement or front pay through their projected dates of normal retirement, costs and attorneys' fees. In October 1996, the Federal Court approved an agreement between the parties to provisionally certify this case as a class action suit under the Age Discrimination in Employment Act. Florida Power filed a motion to decertify the class and in August 1999, the Court granted Florida Power's motion. In October 1999, the judge certified the question of whether the case should be tried as a class action to the Eleventh Circuit Court of Appeals for immediate appellate review. In December 1999, the Court of Appeals agreed to review the judge's order decertifying the class and scheduled oral arguments for December 2000. In anticipation of a potential ruling decertifying the case as a class action, plaintiffs filed a virtually identical lawsuit which identified all opt-in plaintiffs as named plaintiffs. This case had been held in abeyance until reactivated in July 2000 upon motion of the plaintiffs.

In December 1998, during mediation in this age discrimination suit, plaintiffs alleged damages of $100 million. Company management, while not believing plaintiffs' claim to have merit, offered $5 million in an attempt to settle all claims. Plaintiffs rejected that offer. Florida Power and the plaintiffs engaged in informal settlement discussions, which terminated on December 22, 1998. As a result of the plaintiffs' claims, management has identified a probable range of $5 million to $100 million with no amount within that range a better estimate of probable loss than any other amount; accordingly, Florida Power has accrued $5 million. In December 1999, Florida Power also recorded an accrual of $4.8 million for legal fees associated with defending its position in these proceedings. There can be no assurance that this litigation will be settled, or if settled, that the settlement will not exceed $5 million. Additionally, the ultimate outcome, if litigated, cannot presently be determined.

Advanced Separation Technologies ("AST") -- In 1996, Florida Progress sold its 80% interest in AST to Calgon Carbon Corporation ("Calgon") for net proceeds of $56 million in cash. In January 1998, Calgon filed a lawsuit against Florida Progress and the other selling shareholder and amended it in April 1998, alleging misstatement of AST's 1996 revenues, assets and liabilities, seeking damages and granting Calgon the right to rescind the sale. The lawsuit also accused the sellers of failing to disclose flaws in AST's manufacturing process and a lack of quality control. Florida Progress believes that the aggregate total of all legitimate warranty claims by customers of AST for which it is probable that Florida Progress will be responsible for under the Stock Purchase Agreement with Calgon is approximately $3.2 million, and accordingly, accrued $3.2 million in the third quarter of 1999 as an estimate of probable loss.

Qualifying Facilities Contracts -- Florida Power's purchased power contracts with qualifying facilities employ separate pricing methodologies for capacity payments and energy payments. Florida Power has interpreted the pricing provision in these contracts to allow it to pay an as-available energy price rather than a higher firm energy price when the avoided unit upon which the applicable contract is based would not have been operated.

The owners of four qualifying facilities filed suits against Florida Power in state court over the contract payment terms, and one owner also filed suit in federal court. Three of the state court suits have been settled, and the federal case was dismissed. The most recent case to settle involved Dade County/Dade Cogen. In May 1999, the parties reached an agreement to settle their dispute in its entirety, including all of the ongoing litigation. The definitive settlement agreement was approved by the Dade County Commission in December 1999 and by the FPSC in June 2000.

In the remaining state court suit, the trial regarding NCP Lake Power ("Lake") concluded in December 1998. In April 1999, the judge entered an order granting Lake's breach of contract claim and ruled that Lake is entitled to receive "firm" energy payments during on-peak hours, but for all other hours, Lake is entitled to the "as-available" rate. The Court also ruled that for purposes of calculating damages, the breach of contract occurred at the inception of the contract. In August 1999, a Final Judgment was entered for Lake for approximately $4.5 million and Lake filed a Notice of Appeal. Oral argument was heard by the 5th District court of Appeals in September 2000, and in an unusual action, the court suggested that the parties again attempt mediation. The parties have agreed to do so and have attempted to schedule a mutually convenient time. Also in this case, in April 1998, Florida Power filed a petition with the FPSC for a Declaratory Statement that the contract between the parties limits energy payments thereunder to the avoided costs based upon an analysis of a hypothetical unit having the characteristics specified in the contract. In October 1998, the FPSC denied the petition, but Florida Power appealed to the Florida Supreme Court.

Management does not expect that the results of these legal actions will have a material impact on Florida Power's financial position, results of operations or liquidity. Florida Power anticipates that all fuel and capacity expenses, including any settlement amounts incurred as a result of the matters discussed above, will be recovered from its customers.

Mid-Continent Life Insurance Company ("Mid-Continent") -- As discussed below, a series of events in 1997 significantly jeopardized the ability of Mid-Continent to implement a plan to eliminate a projected reserve deficiency, resulting in the impairment of Florida Progress' investment in Mid-Continent. Therefore, Florida Progress recorded a provision for loss on investment of $86.9 million in 1997. Florida Progress also recorded an accrual at December 31, 1997, for legal fees associated with defending its position in current Mid-Continent legal proceedings.

In the spring of 1997, the Oklahoma State Insurance Commissioner ("Commissioner") received court approval to seize control as receiver of the operations of Mid-Continent. The Commissioner had alleged that Mid-Continent's reserves were understated by more than $125 million, thus causing Mid-Continent to be statutorily impaired. The Commissioner further alleged that Mid-Continent had violated Oklahoma law relating to deceptive trade practices in connection with the sale of its "Extra Life" insurance policies and was not entitled to raise premiums, a key element of Mid-Continent's plan to address the projected reserve deficiency. While sustaining the receivership, the court also ruled that premiums could be raised. Although both sides appealed the decision to the Oklahoma Supreme Court, those appeals were withdrawn in early 1999.

In December 1997, the receiver filed a lawsuit against Florida Progress, certain of its directors and officers, and certain former Mid-Continent officers, making a number of allegations and seeking access to Florida Progress' assets to satisfy policyholder and creditor claims. In April 1998, the court granted motions to dismiss the individual defendants, leaving Florida Progress as the sole remaining defendant in the lawsuit.

A new Commissioner was elected in November 1998 and has stated his intention to work with Florida Progress and others to develop a plan to rehabilitate Mid-Continent rather than pursue litigation against Florida Progress. Based on data through December 31, 1998, Florida Progress' actuarial estimate of the additional assets necessary to fund the reserve, after applying Mid-Continent's statutory surplus is in the range of $100 million. The amount put forth by the actuary hired by the former Commissioner was in the range of $350 million. Florida Progress believes that any estimate of the projected reserve deficiency would affect only the assets of Mid-Continent, because Florida Progress has legal defenses to any claims asserted against it. Florida Progress is working with the new Commissioner to develop a viable plan to rehabilitate Mid-Continent, which would include the sale of that company or assumption of its policies.

In January 1999, five Mid-Continent policyholders filed a purported class action against Mid-Continent and the same defendants named in the case filed by the former Commissioner. The complaint contains substantially the same factual allegations as those made by the former Commissioner. The suit asserts "Extra Life" policyholders have been injured as a result of representations made in connection with the sale of that policy. The suit seeks actual and punitive damages.

On April 17, 2000, Florida Progress filed an answer in the purported policyholder class action. That answer denied all material allegations of the petition. On April 27, 2000, Florida Progress filed an amended answer and third party petition, which asserted claims for indemnity and contribution against John P. Crawford in his capacity as a prior actuary to Mid-Continent and Lewis & Ellis, Inc., the actuarial firm that designed the Mid-Continent "Extra Life" policy. The Commissioner has filed a motion in the rehabilitation court proceeding to enjoin the policyholder action.

Proposals for a plan of rehabilitation were received and opened in June 1999. In October 1999, the new Commissioner signed a Letter of Intent, subject to approval by the Oklahoma District Court, with Iowa-based Life Investors Insurance Company of America, a wholly owned subsidiary of AEGON USA, Inc., concerning the assumption of all policies of Mid-Continent. In a letter of intent in connection with the proposed plan of rehabilitation, Florida Progress agreed to assign all of Mid-Continent's stock to the receiver, and contribute $10 million to help offset future premium rate increases or coverage reductions, provided that, among other things, Florida Progress receives a full release from liability, and the receiver's action against Florida Progress is dismissed, with prejudice. The $10 million was proposed to be held in escrow by the Commissioner for a period of 10 years and invested for the benefit of the policyholders. Any proposed premium increases would have been offset by this fund until it was exhausted. The Mid-Continent plan was originally scheduled to be considered by the Oklahoma County District Court in December 1999, but the Court postponed its consideration. Florida Progress accrued an additional provision for loss of $10 million in December 1999. The loss was more than offset by the recognition of tax benefits of approximately $11 million, related to the excess of the tax basis over the current book value of the investment in Mid-Continent, and thus, did not have a material impact on Florida Progress' consolidated financial position, results of operations, or liquidity. This benefit had not been recorded earlier due to uncertainties associated with the timing of the tax deduction.

The Court ordered the filing of new proposals by May 22, 2000. The Commissioner recommended the proposal submitted by American Fidelity Assurance Company ("American Fidelity"). In September 2000, the Oklahoma County District Court began a hearing to approve the rehabilitation plan proposed by the Oklahoma Insurance Commissioner, under which American Fidelity would acquire Mid-Continent's policies. On September 26, 2000, the Court approved acquisition of the Mid-Continent policies by American Fidelity. In addition, Florida Progress reached a settlement to resolve the policyholder litigation relating to Mid-Continent. Under the terms of the settlement, Florida Progress agreed to contribute an additional $7.5 million, plus attorney's fees and expenses up to $4.875 million, towards protecting policyholders in the event that future premium rate increases are necessary. Florida Progress also agreed with the Commisioner to provide approximately $.6 million to fund welfare benefits for retired Mid-Continent employees. Accordingly Florida Progress accrued $12.8 million in September 2000. The settlement of the policyholder litigation is subject to approval by the Oklahoma County District Court. The additional $7.5 million brings the total contribution by Florida Progress to $17.5 million. In the event that future premium rate increases are necessary, the $17.5 million, plus interest accrued, will offset increases until the fund is exhausted. Dismissal of the 1997 lawsuit filed by the receiver is part of the settlement. The policyholder case has been transferred to the rehabilitation court.

Share Exchange Litigation -- In August 1999, Florida Progress announced that it entered into an Agreement and Plan of Exchange with Carolina Power & Light Company ("CP&L"), and CP&L Energy, Inc., a wholly owned subsidiary of CP&L. A lawsuit was filed in September 1999, against Florida Progress and its directors seeking class action status, an unspecified amount of damages and injunctive relief, including a declaration that the agreement and plan of exchange was entered into in breach of the fiduciary duties of the Florida Progress board of directors, and enjoining Florida Progress from proceeding with the share exchange. The complaint also seeks an award of costs and attorney's fees. In September, Florida Progress and the individual defendants filed an answer to the complaint, which denied all material allegations of the complaint. Florida Progress believes this suit is without merit and intends to vigorously defend itself against this action. Management does not expect that the result of this legal action will have a material adverse impact on Florida Progress' financial position, results of operations or liquidity. Accordingly, no provision for loss has been recorded pertaining to this matter.

Easement Litigation -- In December 1998, Florida Power was served with a class action lawsuit seeking damages, declaratory and injunctive relief for the alleged improper use of electric transmission easements. The plaintiffs contend that the licensing of fiber optic telecommunications lines to third parties or telecommunications companies for other than Florida Power's internal use along the electric transmission line right-of-way exceeds the authority granted in the easements. In June 1999, plaintiffs amended their complaint to add Progress Telecommunications Corporation, an indirect wholly owned subsidiary of Florida Progress, as a defendant and to add counts for unjust enrichment and constructive trust. In January 2000, the court conditionally certified the class statewide. In a mediation held in March 2000, the parties reached a tentative settlement of this claim, which is subject to the resolution of procedural issues relating to class matters as well as court approval. Management does not expect that the results of these legal actions will have a material impact on Florida Progress' financial position, results of operations or liquidity. Accordingly, no provision for loss has been recorded pertaining to this matter.

    Other Legal Matters -- Florida Progress and Florida Power are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect upon either company's consolidated financial position, results of operations or liquidity.

5) In the opinion of management, the accompanying financial statements include all adjustments deemed necessary to summarize fairly and reflect the financial position and results of operations of Florida Progress and Florida Power for the interim periods presented. Quarterly results are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements and notes thereto in the combined Annual Report on Form 10-K of Florida Progress and Florida Power for the year ended December 31, 1999 (the "1999 Form 10-K").